EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. TO HOST TOUR OF ITS

MANUFACTURING FACILITY IN PRESCOTT, ARIZONA

SOUTHPORT, CONNECTICUT, March 15, 2013--Sturm, Ruger & Company, Inc. (NYSE: RGR), announced today that it will be hosting a tour of its manufacturing facility located in Prescott, Arizona on Monday, April 29, 2013 at 2:00 p.m. MST for certain analysts, shareholders and other interested parties who express an interest in attending, subject to certain qualifying criteria. Space on this tour will be limited.

Analysts, shareholders and other interested parties who have an interest in attending the plant tour should submit a written request to Tom Dineen, Chief Financial Officer, no later than March 25, 2013, with their name, address, contact information, and the number of shares owned. Due to ITAR considerations, only citizens of the United States will be considered for the plant tour.

The Company will notify those persons it is able to accommodate for the plant tour no later than March 29, 2013. Because space for the plant tour is limited, only those persons who are notified by the Company will be permitted to attend the plant tour.

Analysts and shareholders that we are unable to accommodate for the plant tour are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. MST on April 30, 2013 at the Hassayampa Inn, 122 East Gurley Street, Prescott, Arizona.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.